Exhibit 10.15

www.kniferiver.com
PO Box 5568 Bismarck, ND 58506-5568 Street Address: 1150 West Century Avenue Bismarck, ND 58506 (701) 530-1400 (701) 530-1451 Fax

Re:  Offer Letter
As discussed, I am pleased to deliver the attached offer letter relating to your employment with Knife River Corporation (the “Employer”), a wholly owned subsidiary of MDU Resources Group, Inc. (“MDU Resources”).  As you know, MDU Resources plans to separate the Employer by means of a spinoff of the newly formed MDU Resources subsidiary named Knife River Holding Company (the “Parent Entity”), which will own the Employer.
This letter sets forth your compensation as an officer of the Parent Entity (which intends to change its name to “Knife River Corporation” in connection with the spinoff) following the spinoff.  References to “Knife River Corporation” in this offer letter should be considered to refer either to the Employer (which intends to change its name to “KRC Materials, Inc.” in connection with the spinoff) or to the Parent Entity, as the context requires.

Sincerely,

/s/ Brian R. Gray

Brian R. Gray
President and Chief Executive Officer,
Knife River Corporation
President, Knife River Holding Company

INTERNAL CORRESPONDENCE	LOCATION	MDU Resources Group

	DATE	March 27, 2023

	WRITER	David L. Goodin

	SUBJECT	Offer Letter President & CEO

CONFIDENTIAL

Brian R. Gray

As we continue our plan to complete a tax-free spinoff of Knife River Corporation (the “Spinoff”) and in connection with your appointment as President and CEO of Knife River Corporation effective March 1,2023, I am pleased deliver this offer letter setting forth your compensation opportunity following the Spinoff.

Salary Grade and Base Salary: Effective as of the day prior to, and subject to the occurrence of, the Spinoff, your salary Grade will be “K” and your base salary will increase from $500,000 to $800,000.

Stock Ownership Guidelines: Salary Grade “K” requires a stock ownership of 6x your base wage. Your new salary multiple commences with your promotion and must be met in five years (2028).

Annual Incentive/Executive Incentive Compensation Plan (EICP): Effective as of the day prior to, and subject to the occurrence of, the Spinoff, your annual incentive target will increase from 75% of base salary to 115% of base salary. Considering, all increases in your compensation during 2023 your incentive target will be broken out as follows, assuming for illustrative purposes a Spinoff date of June 1, 2023:

2/12 based on your base salary of $400,000 at 60% of base =        $40,000 at Target

3/12 based on your base salary of $500,000 at 75% of base =        $93,750 at Target

7/12 based on your base salary of $800,000 at 115% of base =      $536,667 at Target

As a result, your total target annual incentive would be $670,417 based on this assumption.

Long-Term Performance-Based Incentive Plan (LTIP):

On February 16, you were granted a restricted stock unit award related to 25,476 shares of MDU Resources Group, Inc. common stock based on a value of $775,000 for 2023-2025.

Your 2023-2025 grant is recommended to be $3M prorated for the time in the new role. Assuming for illustrative purposes a Spinoff date of June 1, 2023, your 2023 - 2025 grant would be as follows:

Role	Base	% LTIP	Target	Time in Role	Target
President	$400,000	100%	$400,000	Pro-rated 2/36	$22,222

President & CEO	$500,000	170%	$850,000	Pro-rated 3/36	$70,833

President & CEO Stand-Alone KRC	$800,000	375%	$3,000,000	Pro-rated 31/36	$2,583,333

Total for 2023					$2,676,389

Less Grant of 2/16/23					($775,000)

Additional Grant					$1,901,389

Assuming for illustrative purposes a Spinoff date of June 1, 2023, an additional grant of $1,901,389 restricted stock units is recommended to be made of Knife River Corporation common stock, subject to the approval of the Knife River Corporation board of directors after the Spinoff.

Non-Qualified Defined Contribution Plan: The MDU Resources Group, Inc. board of directors approved the employer contribution to your account under this plan of $40,000 for 2023. Future contributions to the corresponding Knife River Corporation plan will be addressed by the Knife River Corporation board of directors.

The above information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award letters. This memo is not a contract of employment for any specified period. The employment relationship can be termination by you or the company at any time, for any reason, with or without notice.

Brian, congratulations on your newest role and additional responsibilities. I am excited for the year ahead and look forward to working with you.

Please acknowledge your acceptance by signing and dating the document below.

Agreed to and accepted as described above:

/s/ Brian R. Gray	4/10/23

Brian R. Gray	Date

Cc: Human Resources – MDUR/KRC